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                                                           EXHIBIT 10.5(b)




                                SECOND AMENDMENT
                                       TO
                      DONALD N. BOYCE EMPLOYMENT AGREEMENT





                    HODGSON, RUSS, ANDREWS, WOODS & GOODYEAR
                              1800 ONE M & T PLAZA
                             BUFFALO, NY 14203-2391
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                                SECOND AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

         THIS AMENDMENT ("Amendment"), made as of the 27th day of September, 1994, between IDEX CORPORATION, a Delaware corporation with its executive offices at 630 Dundee Road, Suite 400, Northbrook, Illinois 60062 ("IDEX" or the "Corporation"), and DONALD N. BOYCE, an individual residing at 1251 N. Sheridan Road, Lake Forest, Illinois 60045 (the "Executive"), is the second amendment to the Employment Agreement, dated as of January 22, 1988, between IDEX and the Executive, as amended by the First Amendment to Employment Agreement, dated January 13, 1993 (the "Employment Agreement").


         IDEX and the Executive agree as follows:


         1. Introductory Statement. The Executive has served as an Executive of IDEX since its establishment. IDEX desires to continue the full-time services of the Executive on the terms and conditions provided in the Employment Agreement, subject to the amendments set forth in this Amendment. The Executive is willing to execute this Amendment with respect to his employment upon the terms and conditions set forth in this Amendment. This Amendment changes only the provisions of the Employment Agreement set forth in this Amendment. In all other respects, the Employment Agreement shall remain in effect as previously written and executed.
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         2.   Period of full-time service.   (a) The second sentence of the
third paragraph of Subsection 5(a) of the Employment Agreement is replaced in its entirety as follows:

        "Such bonus shall be calculated in accordance with the provisions of Section 4(b), but shall not be less than the bonus calculated in accordance with the management incentive compensation program of the Corporation in effect from time to time and in no event less than the full target amount for the Executive for such fiscal year under such program."



         3.   Guarantee of pension benefits.   (a) The text following
subparagraph (iv) in the first full paragraph of Subsection 5(c)(2) of the Employment Agreement is replaced in its entirety as follows:



        "or (v) for purposes of determining eligibility for a lump sum distribution, any condition under the Plan considered necessary to receive a lump sum distribution, such as the submission of medical evidence of reasonable health of the Participant or the meeting of a specified age or service requirement (in other words the lump sum distribution shall be an


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        election solely in the discretion of the Executive); or (vi) any other restriction on the Executive's benefits as determined under the Plan pursuant to the Code, to the Employee Retirement Income Security Act of 1974, as in effect at such point in time ("ERISA") or to any other law affecting the determination of such benefits. However, except as specifically described otherwise in the preceding sentence, all calculations pursuant to this Section 5(c)(2) of benefits shall be made on the basis of the actual years of service to the Corporation, including any Affiliated Corporation and Company as defined under the Plan, and actual compensation of the Executive taken into account under the applicable Plan provisions. To the extent that the benefits to which the Executive or his beneficiaries are entitled under this
        Section 5(c)(2) are not paid from the Trust under the Plan or from the IDEX Corporation Supplemental Executive Retirement Plan, the Corporation shall pay such benefits directly from its general assets."



        (b) The text of the last full paragraph of Subsection
5(c)(2) of the Employment Agreement is replaced in its entirety as follows:
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                "If payments are being made or have been made in full, pursuant to this Section 5(c)(2), but the Executive or any of his beneficiaries is required to make a payment to the Trustee under the Plan
        (whether in the form of a loss of collateral, interest on such collateral or otherwise) as the result of the application of the restrictions in the Plan upon payments to the Executive, as described in Section 1.401(a)(4)-5(b) of the Treasury Regulations, or by virtue of the termination of the Plan (including the operation of Section 4045 of ERISA or any successor section) or for any other reason, the Corporation shall reimburse the Executive or his beneficiaries, as the case may be, directly from its general assets, for each such payment to the Trustee, and if the Executive or any of his beneficiaries does not receive a deduction for federal, state and/or local income tax purposes for such a payment and/or if such payment would result in the imposition of any penalty tax because of such repayment, then the amount of such reimbursement shall be increased by an amount such that after payment by the Executive or his beneficiaries of all taxes, including, without limitation, any interest or penalties imposed with respect to such reimbursement, the Executive or his beneficiaries retain an amount
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        from the Corporation approximately equal to the amount repaid to the Trustee."


         (c) A new full paragraph is added to the end of Subsection 5(c)(2) of the Employment Agreement to read in its entirety as follows:


             "In the event (I) the Executive requests a lump sum
        distribution from the Trustee or Committee under the Plan and is denied the request, regardless of the reason for the denial, or (II) (i) if the Plan is amended to eliminate the lump sum distribution option on future benefit accruals or (ii) the Executive is not otherwise entitled to a lump sum distribution under the Plan terms and, in the case of (i) or (ii), the Executive states in writing to the Corporation at any time prior to the Executive or his beneficiaries receiving a benefit under the Plan that he otherwise would have requested the lump sum distribution option, the Corporation shall pay the Executive, or his beneficiaries, as the case may be, in cash in a single lump sum benefit, an amount equal to the benefit hereinbefore determined less any amount received by the Executive or his beneficiaries from the Plan directly
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        or indirectly in a single payment, regardless of the form of payment in which the benefit is being paid or is to be paid under the Plan. In the case of a benefit provided under this paragraph, the Corporation shall pay the Executive or his beneficiaries an additional amount in cash in a single lump sum payment such that after payment by the Executive or his beneficiaries of all federal, state, and/or local income taxes (including, without limitation, any interest or penalties imposed with respect to such taxes) imposed upon such single lump sum payment, the Executive or his beneficiaries retain an amount that would have been retained by him or them (without regard to any limitations as described in the first paragraph of this Section 5(c)(2)) had he or they directly rolled the amount from the Plan into an individual retirement account. If the Executive or his beneficiaries receive the single lump sum payment from the Corporation under this paragraph, the Executive and his beneficiaries agree to waive and/or return to the Corporation all benefits to him or them that he or they subsequently receive from the Plan. Notwithstanding the preceding sentence, if the Executive or any of his beneficiaries does not receive a deduction for federal, state and/or local income tax purposes for such benefits and/or if such
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        benefits would result in the imposition of any penalty tax because of such repayment, then the amount of such waiver and/or return to the Corporation shall be decreased by an amount such that after payment by the Executive or his beneficiaries of all taxes, including, without limitation, any interest or penalties imposed with respect to such waiver and/or return, the Executive or his beneficiaries incur no net expense from such benefits he or they subsequently receive from the Plan. For purposes of this Section, beneficiaries means the beneficiaries as determined under the Plan."



         4. Supplemental retirement compensation. Paragraph (v) of Subsection 5(c)(3) of the Employment Agreement is replaced in its entirety as follows:



              "(v) Notwithstanding any provision in this Section 5(c)(3) to the contrary, if payments under Section 5(c)(3)(ii) or Section 5(c)(3)(iii) above commence prior to the Executive commencing his 60th year, the payments under Section 5(c)(3)(ii) or Section 5(c)(3)(iii) shall be appropriately adjusted so that the present value of benefit payments at date of commencement is equivalent to the present value of the benefits as if benefit payments commenced upon the Executive commencing his

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        60th year using the interest rate that would be used (as of the date of payment) by the Pension Benefit Guaranty Corporation for purposes of valuing a lump sum distribution upon a plan termination on the January 1 of the calendar year in which payments actually commence under Section 5(c)(3)(ii) or 5(c)(3)(iii), and the mortality assumptions of the Unisex Pension 1984 Mortality Table."



          5. Medical benefits. Subsection 5(c)(4) of the Employment Agreement is replaced in its entirety as follows:



                "5(c)(4). MEDICAL BENEFITS. The Executive shall be entitled to prompt reimbursement for all medical, dental, hospitalization, convalescent, nursing, extended care facilities and similar health and welfare expenses incurred by the Executive (or by his wife in the event of the Executive's death) for the Executive or for the benefit of his wife or other dependents. Such benefits shall continue for the life of the Executive or the life of his wife (in the event of the Executive's death), whichever shall be the longer time. The Corporation may, in its discretion, insure such benefits; provided, however, that such benefits shall not be affected by the existence or non-existence of
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        any available insurance from any source, shall not be limited by the terms of any such insurance or the failure of any insurer to meet its obligations thereunder, shall not limit the Executive or his beneficiaries in the choice of any physician, medical care facility or type of medical expenses in any way, and shall not be affected by the availability of any medical benefits provided by and available to the Executive from any subsequent employer. For purposes of this Agreement, the term "medical expenses" shall include, but not be limited to, prescription drugs, prosthetics, optical care (including corrective lenses) and travel and lodging associated with medical expenses."



         6.   Termination of this Agreement.  The third and fourth sentences of
Section 7 of the Employment Agreement are replaced in their entirety as follows:



        "In the event the Executive, or his beneficiaries, as the case may be, and the Corporation shall disagree as to their respective rights and obligations under this Agreement, and the Executive or his beneficiaries are successful in establishing, privately or otherwise, that his or their position is substantially correct, or
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        that the Corporation's position is substantially wrong or
        unreasonable, or in the event that the disagreement is resolved by settlement, the Corporation shall pay all costs and expenses, including counsel fees, which the Executive or his beneficiaries may incur in connection therewith. The Corporation shall not delay or reduce the amount of any payment provided for hereunder or setoff or counterclaim against any such amount for any reason whatever; it is the intention of the Corporation and the Executive that the amounts payable to the Executive or his beneficiaries hereunder shall continue to be paid in all events in the manner and at the times herein provided."


         7. Rights in event of change in management or control. The text following subparagraph (II) in the first full paragraph of Subsection 8(a) of the Employment Agreement is replaced in its entirety as follows:

                "the Executive or, in the event of his death or inability to act, his wife or, if not surviving, his eldest surviving child, shall have the right, in his or her sole option, upon receipt of prior written notice of the Acquisition from the Corporation, which such
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        notice the Corporation is hereby required to provide, prior to the Acquisition to elect to receive on the consummation of the Acquisition, or for a period of 24 months after the Acquisition to elect to receive on the date of resignation of the Executive or other date designated by the Executive, or other beneficiary as the case may be, in either case within such 24-month period, a lump sum settlement of any one or more of the economic obligations of the Corporation to the Executive or other beneficiary under this Agreement or any other agreement, plan, policy or program of the Corporation. Such election may be withdrawn by the Executive or other beneficiary with respect to any one or more of such obligations at any time prior to receipt of payment by the Executive or other beneficiary from the Corporation.
        Any lump sum payment shall be actuarially computed by the Corporation in good faith on an equitable basis based on the prevailing economic circumstances at the time of such election and shall include an assumption regarding future cost of living increases based upon the average of the monthly CPI for the five (5) calendar years immediately preceding the date of election. Any lump sum pension guarantee under
        Section 5(c)(2) shall be determined using the interest rate that would be used
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        (as of the date of payment) by the Pension Benefit Guaranty
        Corporation for purposes of valuing a lump sum distribution upon a plan termination on the January 1 of the calendar year in which the single sum is paid and the mortality assumptions of the Unisex Pension 1984 Mortality Table. For purposes of this paragraph, the term "control" shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended, and the regulations thereunder, and the term "management" shall mean the chief executive officer of the Corporation. For purposes of clause (I)(ii) above or as appropriate for purposes of clause (II) above, the Corporation shall be deemed to include on a consolidated basis all subsidiaries and other affiliated corporations or other entities with the same effect as if they were divisions."



         8. Assurances on liquidation. Subsection 8(b) of the Employment Agreement is replaced in its entirety as follows:




                "8(b). ASSURANCES ON LIQUIDATION. The Corporation agrees that until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve, or enter into or be a party to any other transaction the effect of which would be to
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        materially reduce the net assets or operations of the
        Corporation, without first making a written agreement with the Executive or other beneficiary, satisfactory to and approved by him or such beneficiary in writing within 30 days of receipt of a notice from the Corporation of such proposed liquidation, dissolution or other transaction, in fulfillment of or in lieu of its obligations to him or such beneficiary under this Agreement or any other agreement, plan, policy or program of the Corporation or, in the absence of such agreement, paying him or such beneficiary in a lump sum settlement of all such obligations prior to such proposed liquidation, dissolution or other transaction. Notwithstanding anything in the preceding sentence to the contrary, in the event that pursuant to the preceding sentence the Corporation is obligated to pay to the Executive or such beneficiary in a lump sum settlement all of the obligations of the Corporation to the Executive or such beneficiary under this Agreement or any other agreement, plan, policy or program of the Corporation, the Executive or, in the event of his death or inability to act, his wife or, if not surviving, his eldest surviving child, shall have the right, in his or her sole discretion, to elect not to receive a lump sum settlement of the obligations of the
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        Corporation to the Executive or other beneficiary under
        Section 5(c)(4) of this Agreement and, in lieu thereof, to receive a guaranty (including, without limitation, a letter of credit), in form and substance satisfactory to the Executive or other beneficiary, as the case may be, in his or her sole discretion, of the payment of such obligations from any entity satisfactory to the Executive or other beneficiary, in his or her sole discretion. Any lump sum settlement shall be actuarially computed by the Corporation in good faith on an equitable basis based on the prevailing economic circumstances at the time of such payment and shall include an assumption regarding future cost of living increases based upon the average of the monthly CPI for the five (5) calendar years immediately preceding the date of such proposed liquidation, dissolution or other transaction. In addition to disclosing to the Executive or other beneficiary the amount of such lump sum settlement, the Corporation shall disclose to the Executive or other beneficiary all of the assumptions used to calculate such lump sum settlement. Any lump sum pension guarantee under Section 5(c)(2) shall be determined using the interest rate that would be used
        (as of the date of payment) by the Pension Benefit Guaranty Corporation for purposes of valuing a lump sum
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        distribution upon a plan termination on the January 1 of the calendar year in which the single sum is paid and the mortality assumptions of the Unisex Pension 1984 Mortality Table. For purposes of this Subsection, the Corporation shall be deemed to include on a consolidated basis all subsidiaries and other affiliated corporations or other entities with the same effect as if they were divisions."



         9. Binding effect. The second sentence of Section 13 is replaced in its entirety as follows:



        "In addition to inuring to the benefit of the Executive, Sections 5(a) and 5(b)(1) and 5(c)(3)(i) and (ii) are intended to inure to the benefit of the Executive's beneficiaries, Section 5(c)(2) is intended to inure to the benefit of the Executive's beneficiaries, to the extent contemplated in that provision, and Section 5(c)(4) is intended to inure to the benefit of the Executive's wife and his dependents,
        Section 5(c)(3)(ii) and (iii) is intended to inure to the benefit of the Executive's wife, to the extent of any election under Section 5(c)(3)(iv), and Section 7 and Section 9 are intended to inure to the benefit of the Executive's beneficiaries."
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         10.  Additional payments by the Corporation.  In Subsection 9(a) of the Employment Agreement the words "any and all equity appreciation rights plans of the Corporation" are replaced in their entirety by: "the Non-Qualified Stock Option Plan for Officers of the Corporation."



         IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Amendment to be executed in its name and on its behalf as of the date first above written.




                                /s/ Donald N. Boyce
                                -------------------
                                Donald N. Boyce

                                IDEX CORPORATION

                                By /s/ Wayne P. Sayatovic
                                  --------------------------
                                  Wayne P. Sayatovic
                                  Senior Vice President of Finances &
                                  Chief Financial Officer

                                DATE OF EXECUTION:  October 25, 1994



    The undersigned hereby executes this Amendment to evidence her agreement to be bound by the terms of Subsection 5(c)(2) of the Employment Agreement.


                                /s/ Jeris Boyce
                                -------------------
                                   Jeris Boyce



                                DATE OF EXECUTION:  October 25, 1994


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